Exhibit 10.8

RMB Loan Agreement

Borrower: Wuhan Blower Co., Ltd (hereinafter named as “Party A”)

Address: Inside Cang Dao Science Park of Miaoshan Development Zone, Jiangxia District, Wuhan

Postal code: 430200

Telephone: 59700038

Fax: 59700033

Legal representative: Xu Jie

Deposit bank and account number: CITIC Wuhan (Zhuyeshan) Sub-branch, 82200011201

Lender: CITIC Wuhan Branch (hereinafter named as “Party B”)

Address: CITIC Building, No 747, Jianshe Avenue, Wuhan

Postal code: 430015

Telephone: 85355273

Fax: 85355273

Legal representative/principal: Xu Xuemin

Deposit bank and account number:

Place of Agreement: CITIC Bank

Date of Agreement: September 29th, 2006

With reference to the relevant laws, rules and regulations in Contract Law of the People’s Republic of China and General Rules on Loan and after mutual consultation on the basis of equality, both parties sign this Agreement.

Article 1: Type of Loan

Party B agrees to provide the following type I loan to Party A as stipulated in the Agreement:

I. Short-term loan	II. Medium term loan	III. Long-term loan

Article: 2 Loan Amount and Length of Term

The loan amount under this Agreement is RMB (in words): Nineteen Million Yuan.

  (in numerals): 19,000,000.

The length of maturity under this Agreement is One Year, from October 13th, 2006 to October 12th, 2007.

If there is any conflict on the loan term between this Agreement and the debit note under this Agreement, the debit note prevails.

Article 3 Purpose of the loan

Party A shall apply the loan under this Agreement for current capital, however, Party B will not bear any responsibilities for the purpose of the loan.

Article 4: Interest rate and interest of loan

1.	The interest rate is determined according to the following first type for this loan:

(1)	Fixed interest rate of 6.732%. If the interest rate of the People’s Bank of China is adjusted within the term of this Agreement, the interest will not be calculated for separate phases.

(2)
Apply the floating interest rate at the statutory interest rate of corresponding period and corresponding level of the People’s Bank of China floating / % (upward/ downward), that is, the interest rate of loan is / % at the time when this Agreement takes effects. If the interest rate of the People’s Bank of China is adjusted within the term of this Agreement, the loan interest rate will be adjusted in this Agreement according to the adjusted corresponding statutory rate from the next __/___(month/quarter/year).

2.	Interest accrual of this loan shall be calculated from the actual date of drawing and interest is settled on a monthly basis. The date of interest settlement is the 20th of every month.

3.
First interest payment date of this loan is October 21st, 2006. Party A shall deposit sufficient sums in Party B’s deposit bank before each interest payment date for Party B to deduct the interest rate in time; if Party A chooses to make interest payments by other means, it shall ensure the interest is transferred into the account in time. If Party B fails to receive the full payment of the interest rate at the interest settlement date, it will be considered as Party A’s failure of punctual payment.

4.	When the last installment of the loan becomes due, the interest rate shall be settled together with the principal.

Article 5: Deposit withdrawal

1.	Party A shall withdraw the deposit according to the following plan and the planned withdrawal date shall be the working day of the bank:

SN	Date of withdrawal	Sum of withdrawal
1	October 13th, 2006	19,000,000

2.
Party A shall withdraw the deposit according to the agreed withdrawal date of this Agreement, and decision to change the withdrawal time and/or sum shall be delivered to Party B seven (7) working days of the bank before the agreed withdrawal date. Party B agrees to offer Party A the withdrawal grace period of three (3) working days. Any loan not withdrawn when the grace period expires will be automatically cancelled and Party A may not withdraw again.

3.
Party A shall submit the irrevocable notification of drawing, loan note or other drawing notes to Party B three business days of the bank before the scheduled date of drawing. Party B shall pay the loan after examining and approve the notification of drawing or other notes, which shall be the receipts of the loan.

Article 6: Means of repayment:

1.	Party A shall repay the principal according to the following plan:

SN	Date of repayment	Sum of repayment
1	October 12th, 2007	19,000,000

2.	The loan principal repaid by Party A shall be deposited to the designated account of Party B, the account number is 7381910182200011201.

3.
If Party A requires repayment in advance, he shall deliver to Party B the irrevocable plan of advanced repayment in written form 30 calendar days before the scheduled advanced repayment date and shall get the consent of Party B. Party B is entitled to charge the interest with reference to the length of maturity and interest rate agreed in this Agreement.

Article 7: Loan extension

If Party A fails to return the loan under this Agreement and requires extension of the loan, he shall submit the written application 30 working days of the bank before the loan maturity date and if Party B examines and consents, both parties may sign a loan extension agreement. If Party B disagrees, this Agreement remains valid.

Article 8: Guaranty of loan

This loan is guaranteed by a mortgage and a third party guarantee. Party B and warrantor sign the security contracts 200619 Mortgage No. 16 and 200619 BZ No. 0194 Guaranty Contractson the detailed guarantee issues under this Agreement.

Article 9: Party A statement and warranty

1.
Party A is a Chinese legal person or other organization founded according to the law of the People’s Republic of China and possesses the obligatory civil rights and behavioral competence to sign and implement this Agreement and is capable of bearing the civil responsibilities independently.

2.	All the documents, report forms and statements related with this loan provided by Party A are legal, authentic, accurate and complete.

Article 10: Rights and obligations of Party A

1.	Party A is entitled to withdraw and use the loan according to the maturity and purpose as agreed in this Agreement.

2.	Party A shall repay the principal and interest as agreed in this Agreement.

3.	Party A shall provide to Party B the report form and other documents truly reflecting its operation state and financial status regularly or as required by Party B.

4.
During the loan period, any significant changes in Party A’s managerial decision-making, including but not limited to share transfer, reorganization, coalescence, separation, shareholding system transformation, joint venture, cooperation, joint operation, contracting tenancy, operational range and registered capital modification, etc and other changes which may possibly affect the decision making of Party B’s rights and benefits shall be informed to Party B in written form at least 30 calendar days in advance and achieve the previous written consent of Party B to fulfill the tender responsibilities of the loan or advanced loan discharge or provide the guaranty approved by Party B.

5.
Party A shall actively cooperate with Party B to investigate, understand and supervise the operation status and loan use status. The expenses incurred by Party B as a result of Party A’s obstructive activities shall all be borne by Party A.

6.	Without previous written consent of Party B, Party A is not entitled to transfer or in the form of transfer the liabilities under this Agreement by any means.

7.
The transfer, lease or the disposal of all or a significant part of the assets and business or business revenue by means of setting the guaranty on the liabilities other than which are under this Agreement shall be in informed to Party B at least thirty calendar days in advance and require the previous written consent from Party B.

8.
If any accidents which will exercise seriously negative influence on the liability implementation of this Agreement take place, including but not limited to the severe economic disputes, cessation of business, going out of business, bankruptcy, dissolution, business license withdrawal, business annulment, financial status degeneration, etc., Party A shall inform Party B in written notice immediately.

9.
In case that the Guarantor suspends business, closes down business, is declared bankrupt, dissolves, is revoked of business license, is revoked of or loses profits, which results in the loss of part or the entire capacity to guarantee the loan hereunder, or the value of the mortgaged property, pledged property, or mortgage rights for the loan hereunder decreases, Party A shall provide Party B with new guaranties acknowledged by Party B.

10.	During the loan period, any changes in Party A’s named legal representative, or project principal’s, address, telephone, or fax shall be sent to Party B within seven calendar days after the changes.

Article 11 Rights and obligations of Party B

1.	Party B is entitled to inspect and understand the business circumstances and loan service of Party A.

2.	Under the prerequisite that Party A implements the obligation agreed in this Agreement and satisfies the money-lending condition, Party B shall lend the loan to Party A on time and in full.

3.	Party B shall keep the materials, documents and information provided by Party A confidential, except otherwise stipulated in the laws and regulations for query.

Article 12 Responsibility of breach of Agreement

1.
When this Agreement enters into force, Party A and Party B shall both perform the obligations agreed to in this Agreement, the failure of either party to perform wholly or partially the agreed obligations shall bear the corresponding responsibility of breach of Agreement.

2.	If Party A fails to draw the loan within the agreed date in the Agreement, Party B is entitled to charge a penalty according to the overdue days and the interest rate agreed in this Agreement.

3.	If Party B fails to provide the loan as agreed in the Agreement, Party A is entitled to require the payment of penalty according to the overdue days and the interest rate agreed in this Agreement.

4.
If any of the following circumstances occur, Party B is entitled to terminate any sum of money undrawn under this Agreement and require Party A to immediately repay the entire withdrawn loan, interest payable and other expenses. The day when Party B requires Party A to repay the above payment is the advanced maturity of the liability under this Agreement and Party B is entitled to directly deduct the sum from the Party B’s account deposited by Party A to compensate the liability under this Agreement.

(1)	Party A fails to repay the principal and interest of the loan under this Agreement in time;

(2)	Party B fails to implement any one of the obligations agreed in Clause 3 to Clause 9 of Article 10 of this contact;

(3)
The certification and documents related with this loan submitted by Party A to Party B and the statements and warranty of Article 9 of this Agreement are proved to be unauthentic, inaccurate, incomplete or tending to mislead;

(4)	Party A completely stops the repayment of liability or fails to expresses the failure of the mature liability repayment;

(5)
Cessation of business, going out of business, bankruptcy, dissolution, business license withdrawal, business annulment, severe economic disputes and financial status degeneration take place in Party A;

(6)
Changes in address, range of business, legal representative and other issues registered in business administration or the significant external investment takes place, which will seriously influence or threaten the realization of Party B’s financial claims;

(7)	Other accidents that threaten and harm or possibly threaten and harm the Party B’s rights and benefits.

5.
If Party A fails to repay the loan as agreed in the Agreement, in addition to exercising the rights provided in Clause (4) of this Article, Party B is entitled to charge the extra penalty interest with another 50% of the loan interest agreed in the Agreement according to the actual overdue days, namely the penalty interest rate is 10.098%. The un-payable interest of the overdue loan shall be charged with compound interest with reference to the penalty interest rate agreed in this clause.

6.
For the un-payable interest by Party A in loan period, Party B is entitled to charge the compound interest according to the actual overdue days on the basis of the loan interest rate agreed in the Agreement.

7.
For the loan not used for the agreed purposes by Party A, in addition to exerting the rights agreed in Clause 4 of this Article, Party B is entitled to charge the penalty interest on the party in default since the embezzlement date with another 100% of the loan interest agreed in the Agreement according to the actual overdue days, namely the penalty rate is 13.464%. The un-payable interest during the loan embezzlement period shall be charged with compound interest on the basis of the penalty interest stipulated in this clause.

8.	All the expenses of Party B to realize the creditor’s rights (including but not limited to the legal fare, travel expense, retaining fee, etc) shall be borne by Party A.

Article 13 Continuity of obligations

All the obligations of Party A under this Agreement possess the continuity and complete binding forces on his inheritor, agent, receiver, assignee and the merged, reorganized and renamed subject.

Article 14 Notarization

If either party of this Agreement raises the notarization requirements, this Agreement shall be notarized in the national stipulated notary organ and the expense shall be borne by Party A.

Article 15 Other agreed issues

________________

Article 16 Applicable laws

This Agreement is under the jurisdiction of the laws of the People’s Republic of China and has binding forces on both parties.

Article 17 Dispute solution

Any disputes arising out of and related with this Agreement shall be negotiated by both parties for solution; the failure of which shall be solved through the following second means agreed by both parties;

1.	Apply for arbitration by ___________Arbitration Committee

2.	Bring the lawsuit to the People’s Court where Party B is located.

Article 18 Accumulative features of Party B’s rights

Party B’s rights under this Agreement are cumulative, which will not affect or exclude any rights from Party A according to law and other contracts. Except otherwise expressed by Party B in written form, Party B’s nonuse, partial exercise and/or deferred exercise of their rights do not compose a waiver or partial waiver of their rights, nor will it influence, prevent or obstruct the continuous exertion or the exertion of other rights.

Article 19 Validation, modification and dissolution of the Agreement

1.
This Agreement enters into force when Party A’s legal representative or the entrusted agent and Party B’s legal representative or principal or entrusted agent sign or stamp and with an official seal; if this Agreement is equipped with a guarantee, the guarantee enters into force since the valid date of the guarantee contract.

2.
When this Agreement enters into force, except otherwise agreed in this Agreement, neither party of this Agreement is allowed to modify or dissolve the Agreement at will; if it’s necessary to modify or dissolve the Agreement, it shall be consulted by both parties and the written agreement shall be made.

Article 20 Others

1.
The unexhausted issues in this Agreement may be written in other agreements as the attachment of this Agreement. Any attachment, modification or supplementation of this Agreement is an inseparable component of this Agreement and possess the same legal forces of this Agreement.

2.
If a certain clause of this Agreement or part of the content of a certain clause is considered invalid or will be invalid in the future, this invalid clause or the invalid part will not affect the validity of this Agreement and other clauses in this Agreement or other content in that clause.

3.
Upon delivery, any notice, requirement or other communication related with this Agreement by Party B to Party A, including but not limited to the telex, telegram, fax, or letter, will be considered as received by Party A; the third day when the registered letter is delivered, it will be considered as received by Party A.

4.	The original of this Agreement is executed in / originals and / for each party.

Party A (Stamp)	Party B (Stamp)
Legal representative: /s/ Xu Jie	Legal representative/principal: /s/ Xu Xuemin
(Signature or stamp of entrusted agent)	(Signature or stamp of entrusted agent)
/s/ Wuhan Blower Co., Ltd	/s/ CITIC Wuhan Branch